Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:
Media – Kim Link (314) 994-2936
FOR IMMEDIATE RELEASE
January 3, 2006

Arch Coal Sells Select Assets in Central Appalachia
to Magnum Coal Company

ST. LOUIS (Jan. 3, 2006) – Arch Coal, Inc. (NYSE:ACI) today announced that it has sold 100% of the stock of three subsidiaries and their associated mining operations and coal reserves in Central Appalachia to Magnum Coal Company, effective Dec. 31, 2005. Arch had previously announced plans to contribute these same assets to Magnum in exchange for a minority interest in Magnum.

“We believe that today’s announcement is in the best interests of the shareholders, customers and employees of both Arch Coal and Magnum,” said Steven F. Leer, Arch Coal’s president and chief executive officer. “The direct sale of these subsidiaries enables both companies to achieve their ultimate objectives in an accelerated fashion, while providing greater clarity for the employees at the affected operations. Through this transaction, Arch has unlocked the value of some of its Central Appalachian holdings, sharpened its focus in that region, and strengthened its balance sheet in preparation for future growth.”

Included in the sale is all of the stock of Hobet Mining, Apogee Coal Company and Catenary Coal Company, which include the Hobet 21, Arch of West Virginia, Samples and Campbells Creek mining operations. All four operations are located in southern West Virginia. In total, the four operations employ approximately 1,000 people and produced approximately 9.5 million tons of coal during the first nine months of 2005.

“The work forces at these operations have made a significant contribution to the success of Arch Coal over the years,” Leer said. “We wish them the very best as they embark on this new endeavor.”

Arch is retaining select reserves and assets in Central Appalachia, including the Mingo Logan, Lone Mountain, Cumberland River and Coal-Mac operations. In addition, Arch will retain the Mountaineer II longwall mine currently under development at the Mountain Laurel mining complex in Logan County, West Virginia, as well as the adjacent Spruce surface reserves. Arch has received the state surface mining permit for the Spruce reserves and is currently in the process of securing the necessary federal permits for these reserves, with the objective of developing a surface mine there once all the necessary permits are in hand. Arch is retaining a total of 372 million tons of coal reserves in Central Appalachia.

“This transaction represents Arch’s commitment to managing our portfolio of operations in a way that continuously enhances our competitiveness and maximizes value for our shareholders,” Leer said. “We are retaining operations that have significant future development potential in Central Appalachia, which remains an important operating region for Arch.”

As a result of the sale, Arch expects to record a small net gain during the fourth quarter of 2005, which includes the write-off of an estimated $50 million to $60 million of below-market legacy sales contracts retained in the transaction and a charge of $70 million to $80 million related to previously unrecognized actuarial liabilities associated with post-retiree healthcare.

The transaction is expected to be accretive to Arch’s earnings and EBITDA in 2006. In addition, the transaction has resulted in a substantial reduction in Arch’s legacy liabilities. Had the transaction occurred at September 30, 2005, the book liabilities associated with these operations would have included approximately $450 million of post-retiree healthcare, workers’ compensation and reclamation obligations, or $520 million to $530 million including the $70 million to $80 million charge discussed above. Arch expects similar reductions to these liabilities once it closes its books for 2005 and records the impact of this transaction.

Following the completion of the sale, Arch expects its 2006 sales volume in Central Appalachia to be between 13 million and 14 million tons, excluding brokered tonnage. That total is expected to increase with the ramping up of the Mountain Laurel complex in the second half of 2007. In addition, Arch is pursuing internal growth opportunities in its Western coal basins.

“Even after today’s announcement, we expect Arch’s 2008 production across all basins to increase by a net total of 10 million to 15 million tons vs. normalized 2005 production, based solely on already identified internal growth projects,” Leer said. “At the same time, the restructuring of our Central Appalachian operations further strengthens our financial footing as we prepare for new opportunities that may arise in the marketplace.”

A conference call to discuss the transaction will be webcast live today at 2 p.m. EST. The conference call can be accessed via the “investor” section of the Arch Coal Web site (www.archcoal.com).

St. Louis-based Arch Coal is the nation’s second largest coal producer, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 7% of the electricity generated in the United States.

Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements.